FOR MORE INFORMATION CONTACT:	FOR IMMEDIATE RELEASE

David W. Heeter, President and CEO	August 26, 2011

(765) 747-2880

MutualFirst Financial, Inc.
Fully Redeems TARP Funding and Participates in SBLF

Muncie, Indiana – MutualFirst Financial, Inc. (the “Company”) (NASDAQ:MFSF), the holding company of MutualBank (the “Bank”), today announced that it has completely repaid funding under the TARP Capital Repurchase Plan.  MutualFirst redeemed the $32.4 million of preferred stock issued to the Treasury under the TARP Capital Purchase Program (the “TARP”) in December 2008.  In addition to the full redemption of the TARP investment, the Company paid a total of $4.3 million in dividends to the Treasury during the period the investment was outstanding.  Also, the Treasury continues to hold warrants to purchase 625,135 shares of common stock of the Company’s common stock at a price of $7.77 per share.  The Company will attempt to repurchase these warrants from Treasury in the coming weeks, providing an additional return on the taxpayers’ investment.

“Funding under the TARP program allowed added protection to shareholders and depositors at a time when there was much uncertainty in financial markets,” commented David W. Heeter, President and CEO of MutualFirst.   Heeter continued. “In addition, our attempt to retire the warrants will eliminate the dilution overhang for our shareholders.”

On August 25, 2011, MutualFirst received an investment of $28.9 million in the company’s preferred stock from the United States Department of the Treasury (the “Treasury”) under the Small Business Lending Fund (the “SBLF”).  The SBLF is a $30 billion voluntary program intended to encourage small business lending by providing capital to qualified community banks at favorable rates.

“The Company has been selected among healthy financial institutions to participate in this important program.  We are pleased to have completed the SBLF capital infusion in support of our small business lending operations and to have completely repaid the TARP investment,” commented David W. Heeter, President and CEO.  Mr. Heeter added, “We believe our participation in the SBLF program is a great opportunity for MutualFirst and MutualBank to continue to meet the credit needs of the small business community.

More details regarding the transactions described above may be found in the Company’s Current Report on Form 8-K filed on August 26, 2011, with the United States Securities and Exchange Commission.

MutualBank, an Indiana-based financial institution, has thirty-two full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana.  MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan.  MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services.  The Company’s stock is traded on the NASDAQ National Market under the symbol “MFSF” and can be found on the Internet at www.bankwithmutual.com

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.